Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into in Tel-Aviv, Israel on October 10, 2016 (hereinafter, the “Effective Date”), by and between NovoCure (Israel) Ltd., of Topaz Building, 4th floor, MATAM Center, Sha’ar HaCarmel, P.O.B. 15022, Haifa 31905, a company incorporated under the laws of the State of Israel (the “Company”), and Asaf Danziger (the “Executive”).

WHEREAS, the Company is a wholly-owned subsidiary of NovoCure Limited, a Jersey (Channel Islands) corporation (the “Parent”);

WHEREAS, the Executive and the Company are party to that certain Employment Agreement, dated as of October 1, 2002 (the “Prior Agreement”), pursuant to which the Executive serves as the Chief Executive Officer of the Company; and

WHEREAS, the Executive and the Company desire to amend and restate the Prior Agreement as of the Effective Date pursuant to the terms hereof, in order to assure the Company, the Parent and their respective direct and indirect subsidiaries and affiliates (collectively, the “Novocure Group”) of the Executive’s continued employment in an executive capacity and to compensate him therefor and the Executive is willing to continue to be so employed.

THEREFORE, the parties agree as follows:

1.	Employment and Duties
(a)

General.  Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve, as the Chief Executive Officer of the Company.  In such capacity, the Executive agrees to devote Executive’s full business time to the business of the Company and the Novocure Group, and to perform the duties commensurate with his position as Chief Executive Officer, under the direction and supervision of the board of directors (or similar governing body) of the Company and the board of directors of the Parent (the “Board”), and to use his best efforts, skill and energy to promote and serve the interests of the Company and the other members of the Novocure Group.  The Executive’s regular place of employment shall be in Israel, and will include travel and period of stay abroad according to the requirement of his position with the Company.  While the Executive’s formal employment relationship will be with the Company, the Executive agrees to serve in such other positions, including without limitation, on such boards of directors (or similar governing bodies) or committees thereof, as may be mutually agreed upon by the Executive and the Novocure Group.

(b)

Position of Trust.  The Executive is being employed in a management position, within the meaning of the Hours of Work and Rest Law, 5711-1951, which requires a special measure of personal trust as defined thereunder.  Therefore, the provisions of such law shall not apply to the Executive, and he shall not be entitled to any compensation for his employment beyond that specified in this Agreement.  The Executive shall not engage in any activities that may interfere or conflict with the proper discharge of his duties hereunder, and shall immediately notify the Board of any actual or potential business or fiduciary conflict of interest that may arise with respect to his employment; provided, that subject to the foregoing notification obligation, the Executive shall be permitted to (x) accept appointment to or continue to serve on any board of directors or trustees of any business corporation, charitable organization or other entity with the consent of the Board and (y) manage his passive personal investments.  Without derogating the foregoing, as of the Effective Date, the Board consents to the Executive’s participation in the activities listed on Exhibit A attached hereto.

2.	Compensation and Other Benefits

The Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for all services rendered hereunder:

(a)

Base Salary.  The Company shall pay to the Executive a gross, monthly base salary of US $52,000, payable in accordance with the payroll practices of the Company in a manner consistent with past practices (hereinafter the “Base Salary”).  The Base Salary shall be converted from US Dollars to Israeli Shekels based on the applicable US Dollar/NIS exchange rate, as determined in accordance with the Company’s senior executive payroll practices, as determined and fixed from time to time by the Board or compensation committee of the Board, or, if no such determination has been made, on the actual date of payment.  As of the date hereof, the US Dollar/NIS exchange rate is set at 1 US Dollar to 4 NIS.  While the Executive is employed, the Base Salary and related exchange rate shall be reviewed from time to time for possible adjustment by the compensation committee of the Board.

Any and all taxes and liabilities applicable from time to time in connection with the Base Salary, the Executive’s benefits and/or other payments to which the Executive is entitled to under this Agreement, will be borne by the Executive.  The Company shall be entitled to deduct or withhold from the Base Salary, and from all other payments made under this Agreement, all taxes and charges which the Company may be required to deduct or withhold, according to the applicable law.  Notwithstanding the foregoing, all tax consequences of the benefits to the Executive in connection with the automobile as set under Section 2(f) below, shall be borne by the Company and the Company shall pay to the Executive, concurrently with the monthly payments of the Base Salary, such amount of income tax as it deems appropriate in connection therewith (without such payments being deemed, for any purpose whatsoever (including without limitation, for the calculation of the Target Bonus, severance payment and/or any other social benefit) as a part of Executive’s Base Salary hereunder).

Discretionary Annual Bonus.  The Executive shall be eligible to receive a discretionary annual cash bonus having a payout at the target level of performance of 75% of the Executive’s annual Base Salary (the “Target Bonus”) for each calendar year that the Executive is employed by the Company, payable during the first calendar quarter of the year following the year to which the bonus relates, subject to the Executive’s continued employment through the payment date.  Such bonus will be subject to the Executive’s successful achievement of performance goals set by the Board (or a committee thereof), in its sole discretion, including, without limitation, goals based on the operating results of the Novocure Group or the Executive’s individual performance.

(b)	Vacation, Relaxation and Sick Leave.
1.	The Executive shall be entitled to twenty eight (28) days of paid vacation per year, to be taken with adequate regard to the needs of the Company.
2.

Untaken Vacation Time.  Every twelve (12) months, the Executive may, at his election: (i) subject to applicable law, accumulate the untaken vacation time to which he is entitled until that date, for use in the two subsequent years; or (ii) receive the Base Salary payable with respect to any unused vacation days not taken until that date.

3.	Recuperation Pay. Executive shall be entitled to recuperation pay (d’mey havra’ah) in accordance with the provisions of the applicable law.
4.

Sick Days.  The Executive shall be entitled to one (1) month of sick days (days of absence from work at full compensation due to legitimate illness) per year.  Any balance of such sick days not used in any year may be accumulated for use as sick days in subsequent years, up to a maximum of six (6) months.  The paid sick days provided for in this paragraph shall come in lieu of any obligations under the Sick Pay Law, 5736-1976.

(c)	Additional Compensation. The Company shall also make each of the following payments on behalf of the Executive:
1.

Advanced Study Fund.  For each month during the Executive’s employment, the Company shall contribute an amount equal to 7.5% of the Executive’s monthly Base Salary (but not exceeding the highest deductible and/or credible amount for tax purposes (the “Deductible Amount”)), and shall deduct an amount equal to 2.5% of the Executive’s monthly Base Salary for such month, from the Executive’s monthly Base Salary, and forward such amount on behalf of the Executive to the an advance study fund designated by the Executive in the name of the Executive, to cover a professional education fund (keren hishtalmut).  The difference between 7.5% of the Executive’s monthly Base Salary and the Deductible Amount shall be monthly paid to the Executive by the Company at the same time with the Base Salary (the “Additional Amount”).  Nevertheless, the parties hereby agree that such Additional Amount shall not be deemed, for any purpose whatsoever, including without limitation for the calculation of the Target Bonus, severance payment and/or any other social benefit, as a part of the Executive’s Base Salary hereunder.
2.

Managers’ Insurance.  A. If the Executive has not elected for contributions to be made to the Pension Fund (as defined in and pursuant to subsection (B) below), then (i) the Company shall contribute, on a monthly basis, an amount equal to 8.33% of the Executive’s Base Salary for such month to a manager’s insurance policy with an insurance company designated by the Executive (the “Insurance Company”) in the name of the Executive (the “Policy”), to cover severance pay benefits, (ii) the Company shall contribute, on a monthly basis, an amount equal to 5% (or any other increased percentage as shall be updated from time to time by the Minister of Economy) of the Executive’s Base Salary for such month and forward such amount on behalf of the Executive, to the Policy, to cover pension benefits (tagmulim) and (iii) the Executive shall pay, on a monthly basis, an amount equal to 5% (or any other increased percentage as shall be updated from time to time by the Minister of Economy) of the monthly Base Salary as premium on the Policy, and such amount shall be deducted by the Company from the Base Salary and transferred to the Insurance Company.

In addition, the Company shall contribute, on a monthly basis, an amount of up to 2.5% of the Executive’s Base Salary for such month, to the Policy, to cover a work disability plan.

B. In lieu of the contributions made in accordance with subsection (A) above, the Executive may elect, in his absolute discretion, that the Company’s contributions be made to a pension fund (the “Pension Fund”) for the benefit of the Executive.  In such event, the Company shall pay, on a monthly basis, an amount equal to 14.33% of the Executive’s Base Salary (consisting of 6% for pension payments (or any other increased percentage as shall be updated from time to time by the Minister of Economy) and 8.33% for severance payments), and the Executive shall make contributions to such Pension Fund on a monthly basis in an amount equal to 5.5% (or any other increased percentage as shall be updated from time to time by the Minister of Economy) of the Executive’s Base Salary as a premium on the Pension Fund.  Such amount to be contributed by the Executive shall be deducted by the Company from the Executive’s Base Salary and transferred to the Pension Fund.

C. The Executive agrees and acknowledges that payments by the Company under this Section 2 shall be in lieu of the Company’s statutory obligation to pay severance pay, in accordance with Section 14 of the Severance Pay Law, 5723-1963 (the “Law”) and the approval of the Minister of Labor and Welfare, published on the Official Publications Gazette No. 4659, on June 30, 1998, as amended and published in the

Official Publications Gazette No. 4803 on September 19, 1999, in the form translated and attached hereto as Appendix A and constituting an integral part hereof or any other updated approval, if and when issued.

Upon the termination of this Agreement for any reason whatsoever, the Company shall assign all rights in the Policy and/or the Pension Fund, as the case may be, to the Executive, by directions in writing to the Insurance Company and/or the custodian of the Pension Fund, as the case may be, and the issuance of the required Income Tax forms; provided, however, that the following exceptions shall apply:  (i) in the event Executive’s right to severance pay has been deprived under a verdict according to Section 17 of the Law and to the extent so deprived, or (ii) in case Executive draws upon the Policy other than for an “Entitling Event” (“Eruah Mezake”) as defined in Appendix A), in such cases (i) and (ii) those portions of the Policy constituting the Company’s 8.33% contributions will be refunded to the Company.

(d)

Expense Reimbursement.  Upon presentation of appropriate documentation, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all reasonable and necessary business expenses incurred in connection with the performance of the Executive’s duties and responsibilities hereunder.

(e)

Automobile Expenses.  During the Term, the Company will provide the Executive on a monthly basis an amount in cash sufficient on an after-tax basis to cover car and car-related expenses of the Executive (other than parking fines and or other traffic violations) not to exceed $4,000 per month.

(f)	Military Reserve Service.
1.

Throughout any reserve service, in accordance with the provisions of applicable law, the Executive shall be entitled to full remuneration in respect of all payments and rights awarded by this Agreement.

2.

The Executive is required at all times to provide the necessary documentation in connection therewith and for submission by the Company to the National Insurance Institution (“NII”) in order to claim such payments from the NII and the Company will have the right to claim such payments from the NII.

(g)

Equity Compensation.  During the Term, the Executive shall be eligible to participate in the Parent’s 2015 Omnibus Incentive Plan, or such other equity-based long-term incentive compensation plan, program or arrangement generally made available to similarly situated senior executives of the Company or the Parent, as the case may be, from time to time (the “Plan”), as determined in the sole and absolute discretion of the board of directors of the Parent or a committee thereof.

3.	Term of Employment
(a)

The Term.  Subject to early termination as set forth herein, the employment of the Executive shall be for and shall continue for no specific term (the “Term”).  For purposes of this Agreement, “Good Reason” means termination by the Executive for any of the following reasons: (i) the Company’s material failure to make any required payment to the Executive hereunder; (ii) the substantial diminution of the Executive’s position, reporting relationship, duties or responsibilities through no fault of his own; (iii) a reduction in the Executive’s Base Salary or Target Bonus of more than ten percent (10%), unless such reduction is applied to all senior executives; (iv) a requirement that the Executive move his principal business location that would increase his commute by more than thirty (30) miles from the location in effect of the Effective Date; or (v) the Company’s willful breach of any of its material obligations under any written agreement with the Executive ; provided, however, the Executive shall not be permitted to resign for Good Reason unless (A) the Executive notifies the Company and the Board in writing of the occurrence of the alleged Good Reason condition within sixty (60) days of the Executive becoming aware of the occurrence of such condition; (B) the Company shall have a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the alleged condition, during which time the Executive cooperates in good faith with the Company’s efforts to remedy the condition; (C) the alleged Good Reason condition is not remedied during the Cure Period; and (D) the Executive terminates his employment within sixty (60) days after the end of the Cure Period.  If the Company cures the alleged Good Reason condition during the Cure Period in the Executive’s reasonable good faith judgment, Good Reason shall be deemed not to have occurred.

(b)

Termination for Cause.  The Company may terminate the Executive’s employment under this Agreement at any time for Cause.  For purposes of this Agreement, “Cause” shall mean a determination by the Board that any of the following have occurred:  (i) the Executive’s failure to follow the lawful and reasonable directives of the Company or the Board; (ii) the Executive’s material violation of any material Company policy, including any provision of a Code of Conduct or Code of Ethics adopted by the Company; (iii) the Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful or gross misconduct that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (iv) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (v) the Executive’s conviction of, or plea of guilty or “nolo contendere” to, a felony or misdemeanor (other than a minor traffic offense); or (vi) the Executive’s material breach of any of his obligations under this Agreement or any written agreement between the Executive and the Company.  Except for any such event or condition which, by its nature, cannot reasonably be expected to be cured, with respect to the events or conditions described in clauses (i), (ii) or (vi), the Executive shall have thirty (30) days after receipt of written notice from the Company specifying the events or conditions constituting Cause in reasonable detail within which to cure any events or conditions constituting Cause, provided that the Company serves notice of such events or conditions and intended termination within sixty (60) days of the occurrence thereof, and such Cause shall not exist unless either the Executive is not entitled to notice under this sentence, or, if the Executive is entitled to such notice, he fails to cure such acts constituting Cause within such thirty (30)-day cure period.  Termination of the Executive’s employment shall not be deemed to be for Cause unless, prior to termination, the Company delivers to the Executive copies of resolutions duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and he is given a reasonable opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(vi) above.

(c)

Termination Upon Disability.  The Company may terminate the Executive’s employment under this Agreement in the event of the Executive’s “Disability.”  For purposes of this Agreement, “Disability” means that the Executive becomes ill or is injured so that he is unable to perform the duties required of him under this Agreement for a period of ninety (90) days.  Upon such termination the Executive shall receive the Accrued Benefits.

(d)

Termination Other Than for Good Reason or for Cause.  Subject to the provisions of clauses (a) and (b) above, during the Term, upon one-hundred eighty (180) days’  prior written notice (the “Notice Period”), the Company can terminate this Agreement other than for Cause and the Executive can terminate this Agreement other than for Good Reason.  In the event the Executive delivers notice of his intention to terminate this Agreement other than for Good Reason, the Company may, in its sole discretion, (i) require the Executive to continue working during the Notice Period, in which case Executive will be entitled to his normal compensation under this Agreement during the Notice Period, (ii) relieve the Executive of some or all of his work responsibilities during the Notice Period or (iii) terminate the Executive’s employment immediately and provide the Executive with a payment in lieu of a Notice Period in the amount of the Executive's Base Salary through the expiration of the Notice Period.  In no event shall the Company’s termination of the Executive’s employment following Executive’s delivery of written notice of his intention to resign constitute a termination of the Executive’s employment by the Company without Cause.

(e)

Transfer of Responsibilities; Cooperation.  Upon the expiration or termination of this Agreement, the Executive shall help assure the smooth transfer of responsibilities to his successor, by coordinating with his successor and helping familiarize him with the Company and the nature of the employment.  In addition, upon the receipt of notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and for a reasonable period thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of his employment with the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Novocure Group, and will assist the Novocure Group in the prosecution of any claims that may be made by the Novocure Group, to the extent that such claims may relate to the period of the Executive’s employment with the Company (or any predecessor) and were within the Executive’s knowledge.  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or another member of the Novocure Group.  The Executive also agrees to promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or another member of the Novocure Group (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or another member of the Novocure Group with respect to such investigation, and will not do so unless legally required.

(f)

Accrued Benefits.  Upon termination of the Executive’s employment for any reason, the Company will pay or provide the Executive:  (i) any unpaid Base Salary through the date of termination; (ii) redemption of annual leave, if any; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination, in a lump sum in cash within thirty (30) days after the date of termination; (iv) benefits in accordance with the terms of the applicable plans and programs of the Company; (v) release of sums and payments in respect of the arrangements described in Section 2(d) in accordance with the terms thereof, within fifteen (15) days after the date of termination; and (vi) redemption of recuperation pay (d’mey havra’ah), all in accordance with applicable law and the Company’s policies (items (i) through (vi) collectively, the “Accrued Benefits”).

(g)	Certain Potential Additional Payments Upon Termination.
1.

In addition to the Accrued Benefits, upon a termination of the Executive’s employment by (i) the Company other than (A) for Cause or (B) as a result of the Executive’s death or disability or (ii) by the Executive for Good Reason (each a “Qualifying Termination”), then, except as otherwise set forth in Section 3(g)(2) below, and subject to the Executive’s timely execution of a waiver and release of claims in substantially the form attached as Exhibit B (the “Release”) within the time prescribed by the Company, the Company shall provide the Executive with the Severance Adjustment if required to do so pursuant to this Section 3(g)(i).  As soon as reasonably practicable following the date of the Qualifying Termination, the Company shall cause the Insurance Company, in the case of the Policy, and/or the custodian of the Pension Fund, in the case of the Pension Fund, to determine the amount in the Policy and/or the Pension Fund, as applicable, that is attributable to Company's contributions in respect of severance payments for the benefit of the Executive (the “Contributed Policy Value”).  If the Executive is entitled to receive the

Severance Adjustment, the Severance Adjustment will be paid to the Executive in a lump sum as soon as reasonably practicable following the determination of the Executive’s entitlement to the Severance Adjustment.  The determination of the Contributed Policy Value shall be final, binding and conclusive on the parties for the purpose of determining whether the Executive is entitled to the Severance Adjustment.  For purposes of this Section 3(g)(1), the “Severance Adjustment” shall be equal to the positive difference, if any, between (X) the Executive’s annual Base Salary as of the date of the Qualifying Termination and (Y) the Contributed Policy Value.

2.

In addition to the Accrued Benefits, in the event of the Executive’s Qualifying Termination within twelve (12) months following a Change in Control (as defined in the Plan), then, in lieu of the payments and benefits under Section 3(g)(1) above, and subject to the Executive’s execution and non-revocation of the Release, the Company shall provide the Executive with the CIC Severance Adjustment if required to do so pursuant to this Section 3(g)(2).  As soon as reasonably practicable following the date of the Qualifying Termination, the Company shall cause the Contributed Policy Value to be determined.  If the Executive is entitled to receive the CIC Severance Adjustment, the CIC Severance Adjustment will be paid to the Executive in a lump sum as soon as reasonably practicable following the determination of the Executive’s entitlement to the CIC Severance Adjustment.  The determination of the Contributed Policy Value shall be final, binding and conclusive on the parties for the purpose of determining whether the Executive is entitled to the CIC Severance Adjustment.  For purposes of this Section 3(g)(ii) only, the “CIC Severance Adjustment” shall be equal to the positive difference, if any, between (X) the sum of two-times the Executive’s annual Base Salary and two-times the Executive’s Target Bonus, each as in effect on the date of the Qualifying Termination and (Y) the Contributed Policy Value.  In addition, subject to the Executive’s execution and non-revocation of the Release, all stock options or other equity or equity-based awards held by the Executive that have not previously become vested and (if applicable) exercisable as of the date of the Qualifying Termination shall, upon such termination, become immediately and fully vested and exercisable, without regard to the terms of any applicable award agreement or plan document, and such awards shall otherwise continue to apply on the same terms.

4.	Confidentiality and Proprietary Information
(a)

During the term of this Agreement and thereafter, the Executive shall preserve the confidentiality of all information relating to the business and activities of the Novocure Group, including all information relating to their technology, intellectual property, products, suppliers and clients, development and marketing plans, business strategy and business model, any other information of similar kind, and shall not reveal any such information to a third party of any kind, or use it in any way out of the Novocure Group, or transmit to third parties any information of a confidential nature that the Executive may have been given, without the consent of the Company.  The foregoing shall not apply to information, which can be proven that is:  (i) generally available to the public, other than in violation of this Section 4(a); (ii) was already known to the Executive prior to the disclosure thereto by the Novocure Group; (iii) was rightfully received by the Executive prior to the execution hereof from a third party without restriction on disclosure and without a breach of any confidentiality obligation running directly or indirectly to the Company or any member of the Novocure Group; or (iv) was approved for release by a written authorization by the Company.  Notwithstanding the foregoing or any other provision in this Agreement or otherwise, nothing herein shall prohibit the Executive from reporting possible violations of United States federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of United States federal or state law or regulation (it being understood that the Executive does not need the Company’s prior authorization to make any such reports or disclosures and the Executive is not required to notify the Company that he has made such reports or disclosures).

(b)

The Executive acknowledges and agrees that all trade secrets, works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, data, programs, knowhow, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products or developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to the Executive work with the Company or any other member of the Novocure Group, made, developed or conceived by him, solely or jointly with others or with the use of any of the Novocure Group’s equipment, supplies, facilities or trade secrets or (y) suggested by any work that the Executive performs in connection with the Novocure Group, either while performing his duties with the Novocure Group or on his own time, but only insofar as the Inventions are related to his work as an employee of the Novocure Group, will belong exclusively to the Company (or its designee and assigns), whether or not patent applications are filed thereon.  The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records will be the sole and exclusive property of the Company (or its designee and assigns), and the Executive will surrender them upon the termination of his employment, or upon the Company’s request.  The Executive hereby assigns to the Company (and its designees and assigns) the Inventions, including all rights in and to patents and other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the term of this Agreement, together with the right to file, in his name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Executive will, at any time during and subsequent to the term of this Agreement, make such Applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions and the underlying intellectual property.  The Executive will also execute assignments to the Company (or its designee or assigns) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions and the underlying intellectual property for its benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(c)

In addition, the Inventions will be deemed “work made for hire,” as such term is defined under the copyright law of the United States, on behalf of the Novocure Group and the Executive agrees that the Novocure Group will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to him.  If the Inventions, or any portion thereof, are deemed not to be “work made for hire,” the Executive hereby irrevocably conveys, transfers, assigns and delivers to the Novocure Group, all rights, titles and interests in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions and the underlying intellectual property, including without limitation, (A) all of his rights, titles and interests in the copyrights (and all renewals, revivals and extensions thereof) related to the Inventions and the underlying intellectual property; (B) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and the underlying intellectual property; and (C) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom.  In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions.  The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to his benefit by virtue of the Executive being an employee of or other service provider to the Novocure Group. It is further agreed that the Executive’s Base Salary and any other benefits and/or payments provided under this Agreement already include any consideration the Executive may be entitled to for Inventions developed or generated by him (or with Executive’s assistance or contribution, as provided above) in accordance with Section 134 of the Patents Law, 5727-1967), and the Executive shall not be entitled to receive any additional consideration in this respect whatsoever.

(d)

To the extent that the Executive is unable to assign any of his right, title or interest in any Invention under applicable law, for any such Invention and the underlying intellectual property rights, the Executive hereby grants to the Novocure Group an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Invention.

(e)

To the extent that any of the Inventions are derived by, or require use by the Novocure Group of, any works, Inventions, or other intellectual property rights that the Executive owns, which are not assigned hereby, the Executive hereby grants to Novocure Group an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Novocure Group to fully realize their ownership rights in the Inventions.

5.	Restrictive Covenants
(a)

Non-Competition.  So long as the Executive is employed by the Company under this Agreement and for the twelve (12)-month period following the termination of the Executive’s employment with the Company for any reason (the “Restricted Period”), the Executive agrees that he will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with the Novocure Group.  “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or in the development of any business if (A) such business competes or would compete with the business of the Novocure Group (it being understood that the business of the Novocure Group is the development and commercialization of its proprietary tumor treating fields (TTF) therapy for the treatment of solid tumor cancers (the “Business”)) and (B) the Executive’s activities related to such business would create the opportunity for the Executive to use confidential and proprietary information of the Novocure Group in connection with any other product being developed, manufactured, supplied or sold by any such business or business under development that competes with or upon introduction of a product would compete with the Business.  For the avoidance of doubt and by way of example, the foregoing restrictions would not preclude the Executive from being employed by a pharmaceutical company during the Restricted Period to the extent that the Executive’s activities at such pharmaceutical company would not be directly related to the development, marketing or sale of products that are directly competitive with the Business.  Notwithstanding the foregoing, nothing contained in this Section 5(a) shall prohibit the Executive from (i) investing, as a passive investor, in any publicly held company provided that the Executive’s beneficial ownership of any class of such publicly held company’s securities does not exceed one percent (1%) of the outstanding securities of such class, or (ii) with the consent of the Board, entering the employ of any academic institution or governmental or regulatory instrumentality of any country or any domestic or foreign state, county, city or political subdivision.

(b)

Non-Solicitation of Customers.  The Executive agrees that during the Restricted Period, he will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Novocure Group to purchase goods or services then sold by the Novocure Group from any other person or entity.

(c)

Non-Solicitation of Suppliers.  The Executive agrees that during the Restricted Period, he will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Novocure Group’s suppliers to provide goods or services then provided to the Novocure Group to any other person or entity in Competition with the Novocure Group.

(d)

Non-Solicitation of Employees.  The Executive recognizes that he will possess confidential information about other employees of the Novocure Group relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Novocure Group.  The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Novocure Group in developing its business and in securing and retaining customers, and has been and will be acquired by the Executive because of his business position with the Novocure Group.  The Executive agrees that, during the Restricted Period, he will not (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Novocure Group to leave such employment for the purpose of being employed by, or rendering services to, the Executive or any person or entity unaffiliated with the Novocure Group, or (y) convey any such confidential information or trade secrets about other employees of the Novocure Group to any person or entity other than in the course of the Executive’s assigned duties hereunder and for the benefit of the Novocure Group or as otherwise required by law or judicial or administrative process.

(e)

Non-Disparagement.  The Executive and the Novocure Group agree that neither will, nor induce others to, Disparage the Novocure Group or any of its past or present officers, directors, employees or products, or the Executive.  “Disparage” will mean making comments or statements to the press, the Novocure Group’s employees or any individual or entity with whom the Novocure Group has a business relationship, or any prospective new employer of the Executive, that would adversely affect in any manner:  (i) the conduct of the business of the Novocure Group (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Novocure Group, or any of its products, or its past or present officers, directors, employees, stockholders and affiliates, or the Executive.

(f)

The Executive acknowledges that the restrictions set under this Section 5 are fair and reasonable, and are essential for protection of the Novocure Group’s business, the Novocure Group’s proprietary rights and other legitimate interests of the Novocure Group, in view of the nature of the business in which the Novocure Group is engaged and its innovative course.  The Executive further acknowledges that the above restrictions are customarily complied with by persons situated in a similar position, correspond with fair dealing requirements and are adequate in light of the Executive’s usage of Novocure Group resources during Executive’s employment hereunder.  In addition, such restrictions are fully compensated for by the Base Salary and benefits provided hereunder, and are not likely to have a material adverse effect upon the Executive’s professional position and promotion opportunities during the Restricted Period.

(g)

No Disclosure to Company.  The Executive represents and warrants that the Executive has not and will not disclose to the Company or any member of the Novocure Group any confidential information received by the Executive from any third party, and subject to restriction on disclosure, or through breach of confidentiality obligations, including without limitations any information received by the Executive in connection with any prior employer-employee engagement by the Executive.

(h)

Injunctive Relief.  It is further expressly agreed that the Novocure Group will or would suffer irreparable injury if the Executive were to violate the provisions of this Section 5, and that the Novocure Group would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and the Executive further consents and stipulates to the entry of such injunctive relief in such court prohibiting him from violating the provisions of this Section 5.

(i)

The obligations contained in this Section 5 will survive the termination of the Executive’s employment with the Company or any member of the Novocure Group and will be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction that any restriction in this Section 5 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

(j)

Return of Property.  On the date of the termination of the Executive’s employment with the Company for any reason (or at any time prior thereto at the Company’s request), he will return all property belonging to the Novocure Group (including, but not limited to, any Novocure Group provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Novocure Group, but not his personal rolodex to the extent it contains only contact information).

6.	Indemnification; Directors and Officers Liability Insurance

In addition to any rights to indemnification to which the Executive may be entitled under the Company’s articles of association, the Company shall indemnify the Executive at all times during and after his employment terminates for any reason to the maximum extent permitted under applicable law, including its provisions regarding advancement of costs and attorneys’ fees, in connection with any action, suit, investigation or proceeding based in whole or in part upon the Executive’s actions, inaction, or status as an employee, officer, or director of the Company, except to the extent it is finally determined by a court of competent jurisdiction that the Executive is either not entitled to indemnification hereunder or otherwise or that any such action or inaction by the Executive that gave rise to any such action, suit, investigation or proceeding arose out of his own gross negligence, willful misconduct or fraud.  The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executives of the Company, both during employment and thereafter while potential liability exists.

7.	Assignment

Notwithstanding anything else herein, this Agreement is personal to the Executive and neither the Agreement nor any rights hereunder may be assigned by the Executive.  The Company may (subject to the written consent of the Executive if required by applicable Israeli law) assign the Agreement to another member of the Novocure Group or to any acquiror of all or substantially all of the assets of the Company or the Parent or otherwise to any person in connection with a Change in Control.  This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

8.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one and the same instrument, which may sufficiently be evidenced by any one counterpart.

9.	Individual Agreement; Entire Agreement

This Agreement is a special, individual agreement, contains the entire agreement of the parties with respect to the subject matters addressed herein, and as of the Effective Date, supersedes and replaces in its entirety the Prior Agreement.  The collective agreements relating to the employees of the Novocure Group (if any) shall not apply to the Executive.  Neither this Agreement nor any term of this Agreement may be amended, discharged or terminated orally, but only by a written instrument signed by the party to be bound thereby.  No provision of this Agreement may be waived except in writing by the waiving party.  No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.  The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

10.	Compensation Recovery

The payment of the Target Bonus and any other payments that may be made to the

Executive regardless of whether the amount of such payment is determined based on achievement of financial performance objectives, shall be subject to recoupment in accordance with any clawback policy that Parent and/or the Company has adopted, adopts or is otherwise required by applicable law to adopt, whether pursuant to the listing standards of any national securities exchange or association on which the Parent’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or other applicable law.  Any such recovered sum according to any clawback policy shall be deemed to be an agreed upon debt of the Executive to the Company and the Company shall be entitled to deduct any such recovered sum or any portion of it from any payment due to the Executive by the Company, all in accordance with applicable law.

11.	Captions and Headings

The captions and descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12.	Governing Law

This Agreement will be governed by, and construed under and accordance with, the internal laws of the State of Israel, without reference to rules relating to conflicts of laws.

13.	Taxes

The Company may withhold from any and all amounts payable to the Executive such taxes as may be required to be withheld pursuant to any applicable law or regulation.

14.	Notices

Any notice required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given if sent by registered mail, with all charges prepaid, addressed to the Company at its then principal executive offices (Attention:  General Counsel) or to the Executive at the last address in the Company’s records, or to either party at such other address as he or it may from time to time specify for such purpose in a notice similarly given.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NovoCure (Israel) Ltd.	Asaf Danziger
/s/ Yoram Palti	/s/ Asaf Danziger
Name: Yoram Palti Title: Director

Appendix A
Approval by Minister of Labor and Welfare

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY ACCORDING TO SEVERANCE PAY LAW, 5723-1963

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax Regulations (Rules for the Approval and Conduct of Benefit Funds), 5724-1964 (the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund as aforesaid (hereinafter: the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments –
(a)

To the Pension Fund are not less than 14-1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2-1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, the employer’s payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	To the Insurance Fund are not less than one of the following:

13-1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2-1/2 % of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2-1/3 % of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which –

The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.

This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

ACKNOWLEDGED AND AGREED:

NovoCure (Israel) Ltd.	Asaf Danziger
/s/ Yoram Palti Name: Yoram Palti Title: Director	/s/ Asaf Danziger

אישור כללי בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים לפי חוק פיצויי פיטורים, התשכ"ג-1963

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג-1963 (להלן -החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד-1964 (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:

1.	תשלומי המעביד -
א.

לקרן פנסיה אינם פחותים מ–14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל–12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

ב.	לקופת ביטוח אינם פחותים מאחד מאלה:

(1)

13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של 2.5% מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אובדן כושר עבודה);

(2)

11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2.	לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו -
א.	הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי הענין; בהסכם האמור ייכלל גם נוסחו של אישור זה;
ב.

ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, "אירוע מזכה" - מוות, נכות או פרישה בגיל שישים או יותר.

3.	אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

ט"ו בסיון התשנ"ח (9 ביוני 1998)

אליהו ישי, שר העבודה והרווחה

Exhibit A

Approved Outside Activities

N/A

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Exhibit B

Form of Release Agreement

This RELEASE AGREEMENT (“Agreement”) made this [         ], [ ] (the “Effective Date”), between NovoCure (Israel) Ltd. (including its successors and assigns, the “Company”), and Asaf Danziger (the “Executive”).

1.	Release.

a.In consideration of the amounts to be paid by the Company pursuant to Section 3(g) of the employment  agreement, dated as of [●], 2016 (the “Employment Agreement”),  the Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parent company, subsidiaries and affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which the Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement arising out of his employment by, or termination from employment by, the Company or the Novocure Group (the “General Release”).  References herein to the “Novocure Group” shall mean and refer to, collectively, the Company, Novocure Limited, a Jersey (Channel Islands) corporation, and their respective direct and indirect subsidiaries and affiliates.  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under any applicable law and/or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Executive and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Executive’s employment relationship, or the termination of his employment, with the Company.

b.For the purpose of implementing a full and complete release, the Executive understands and agrees that this Agreement is intended to include all claims, if any, which the Executive or his heirs, executors, devisees, successors and assigns may have and which the Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

c. The Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with or termination from the Company, and no further sums or benefits are owed to him by the Company or by any of the other Releasees at any time.

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d.Excluded from this General Release are any claims which cannot be waived by law in a private agreement between employer and employee.  Additionally, this General Release does not waive any right the Executive may have (i) to accrued and vested benefits or benefits otherwise due under any applicable law (such as salary, severance pay, redemption of annual leave and recuperation pay, advance notice according to the applicable law, etc.) or (ii) to coverage and/or indemnification by the Company pursuant to any directors’ and officers’ liability insurance coverage of the Company or pursuant to the organizational or governance documents of the Company.

2.Consultation with Attorney; Voluntary Agreement.  The Company advises the Executive to consult with an attorney of his choosing prior to signing this Agreement.  The Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney.  The Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above.  Executive acknowledges and agrees that the payments to be made to the Executive pursuant to Section 3(g) of the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1.  The Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.Effective Date; Revocation.  The Executive acknowledges and represents that he has been given [twenty-one (21)/forty-five (45)]1 days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above.  The Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it.  The Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period.  If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.

4.Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

5.Governing Law.  This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Israel, without reference to rules relating to conflicts of laws.

6.Entire Agreement.  This Agreement, the Employment Agreement and the other agreements referred to in the Employment Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.  The

[1]	Consideration period to be determined at time of termination.

2

Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.

7.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

NOVOCURE (ISRAEL) LTD.

By:
Name:
Title:

EXECUTIVE

By:

Name:  Asaf Danziger

Dated:

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